Exhibit 10.5

Amendment No. 3 to Irrevocable Letter of Credit No. 2018-08

January 26, 2021

Insurance Commissioner, State of California
c/o Chief, Securities Transaction Unit
300 Capitol Mall, Suite 1700

Greetings:

As directed by Insurance Commissioner, State of California, the beneficiary, and for the account of Employers Assurance Company, Reno, Nevada, the Federal Home Loan Bank of San Francisco hereby amends its Irrevocable Standby Letter of Credit No. 2018-08 (the “Letter of Credit”), dated March 9, 2018, by decreasing the Credit Amount (as defined in the Letter of Credit) from $80,000,000 to $50,000,000.

This document and the document first establishing the Letter of Credit (including any amendments) together constitute the Letter of Credit. Except as specifically amended herein, the terms and conditions of the Letter of Credit remain in full force and effect.

Very truly yours,

Federal Home Loan Bank of San Francisco

By                Title
/s/ John “JJ” Jaravata     Associate Director